EXHIBIT 9.3

                                  NETWORD, INC.
                            285 TANGLEWOOD CROSSING
                              LAWRENCE, N.Y. 11559
                                  May 22, 2002

Spencer Trask Intellectual Capital Company, LLC
Spencer Trask Ventures, Inc.
Spencer Trask Investment Partners, LLC
        c/o Spencer Trask & Co.
        535 Madison Avenue, 12th Floor
        New York, N.Y. 10022
Donald Witmer
Daryl Stemm
Robert Wise
        c/o Home Director, Inc.
        7132 Santa Teresa Blvd.
        San Jose, California 95139


                    RE: VOTE FOR DIRECTORS OF NETWORD, INC.

Ladies and Gentleman:

     Reference is made to (i) that certain Agreement and Plan of Merger dated as of April 9, 2002 (the "Merger Agreement") by and among Netword, Inc. ("Netword"), Webspeak Acquisition Corp., and Home Director, Inc. ("HD"), and
(ii) that certain Stockholders Agreement dated as of April 30, 2002 by and among HD, Netword, and certain stockholders of Netword and HD (the "Stockholders Agreement").

     Under the Stockholders Agreement, in order to satisfy in part a condition of Netword's obligations to consummate the merger contemplated by the Merger Agreement, you and other stockholders have agreed to vote all of your Subject Shares (as defined in the Stockholders Agreement) in favor of Kent M. Klineman ("Klineman") and Michael L. Wise ("Wise") as directors of Netword for a period of one year after the Effective Time (as defined in the Merger Agreement).

     In order to induce Netword to waive full compliance with the condition set forth in Section 7.2(h) of the Merger Agreement, you have further agreed to vote (or cause to be voted) all of your Subject Shares in favor of the election of each of Klineman and Wise as directors of Netword for a period of three years after the Effective Time, it being understood that you shall have no obligation to vote for Klineman or Wise as a director of Netword for any term that extends past December 31, 2004. Please confirm this further agreement (which you acknowledge is irrevocable and coupled with an interest) by signing this letter at the place indicated below.

     Netword agrees that the Stockholders Agreement and the confirmation of this agreement by all of the persons to whom this letter is addressed shall together constitute satisfaction of the condition set forth in Section 7.2(h) of the Merger Agreement.

                                 Very truly yours,

                                 NETWORD, INC.


                                 By:  /s/  Kent M. Klineman
                                     -----------------------------
                                      Kent M. Klineman, Secretary

CONFIRMED AND AGREED:

SPENCER TRASK INTELLECTUAL CAPITAL COMPANY LLC

By: /s/ Kevin Kimberlin
    -------------------------
    Name:  Kevin Kimberlin
    Title:  Non-member Manager

SPENCER TRASK VENTURES, INC.

By: /s/ William P. Dioguardi
    --------------------------
    Name:  William P. Dioguardi
    Title:  President

SPENCER TRASK INVESTMENT PARTNERS, LLC

By:/s/ Kevin Kimberlin
   --------------------------
   Name:  Kevin Kimberlin
   Title:  Non-member Manager



________________________
Donald Witmer



________________________
Daryl Stemm



_________________________
Robert Wise